Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of ANI Pharmaceuticals, Inc. on Form S-8 (Nos. 333-53384, 333-100238, 333-109474, 333-151663, 333-168842, 333-174596, 333-182011, 333-151660, and 333-196518) and on Form S-3 (No. 333-195949) of our reports dated February 23, 2015, on our audits of the consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014, and the effectiveness of ANI Pharmaceuticals, Inc. and Subsidiary’s internal control over financial reporting as of December 31, 2014, which reports are included in this Annual Report on Form 10-K to be filed on or about February 23, 2015.

/s/ EisnerAmper LLP

New York, New York

February 23, 2015